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As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-[           ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOISE CASCADE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0100960 (I.R.S. Employer Identification Number)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001
(208) 384-6161
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John W. Holleran
Senior Vice President and General Counsel
Boise Cascade Corporation
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001
(208) 384-7704
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John H. Bitner Bell, Boyd & Lloyd LLC 70 West Madison Street Suite 3300 Chicago, Illinois 60602 (312) 807-4306	Thomas E. Dunn Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Boise Cascade Corporation common stock (and associated common stock purchase rights), par value $2.50 per share	1,912,269	$26.45	$50,579,515	$4,092

(1)
There is being registered hereunder a number of shares of Boise common stock, estimated at 1,912,269, to be issued to the selling stockholder pursuant to an agreement and plan of merger. The actual number of shares to be issued to the selling stockholder will be determined by a formula based on the average closing sale prices for a share of Boise common stock on the New York Stock Exchange Composite Transactions Tape for the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger (but not counting the closing date). The actual number of shares issued to the selling stockholder will be set forth in a final prospectus filed pursuant to Rule 424(b).
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices of Boise common stock on the New York Stock Exchange on August 27, 2003. The common stock purchase rights that accompany the common stock are issued without further consideration.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY STATEMENT

        Boise Cascade Corporation, Challis Corporation, a wholly owned subsidiary of Boise, and OfficeMax, Inc. have entered into an Agreement and Plan of Merger (referred to in this registration statement as the "merger agreement") dated as of July 13, 2003, pursuant to which Boise will acquire OfficeMax through a merger of Challis with and into OfficeMax.

        At the effective time of the merger, each issued and outstanding OfficeMax common share will be converted into the right to receive, at the election of the holder, and subject to limitations described below, either:

  •
  a number of shares of Boise common stock equal to the exchange ratio, or

  •
  $9.00 in cash, subject to increase or decrease.

        The exchange ratio will be determined by dividing $9.00 by the average of the closing sale prices for Boise common stock on the New York Stock Exchange Composite Transactions Tape (trading symbol: BCC) for each of the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger (not counting the closing date). If the ten-day average closing price is greater than $25.77, however, the exchange ratio will be 0.3492, and if the ten-day average price is less than $21.09, the exchange ratio will be 0.4268. For more information on the merger, including a more detailed description of the consideration to be received in the merger, see the joint proxy statement/prospectus of Boise and OfficeMax included in the Registration Statement on Form S-4 filed by Boise on August 1, 2003 (Registration Number 333-107588) and any amendments thereto.

        The number of shares of Boise common stock shown as registered hereunder is estimated at 1,912,269 shares, to be issued to Mr. Michael Feuer, the selling stockholder, pursuant to the merger agreement. The actual number of shares of Boise common stock received by the selling stockholder and registered hereunder will depend upon a number of factors. The estimate assumes, among other things, that the exchange ratio is 0.4268, that the selling stockholder receives Boise common stock, rather than cash, in exchange for all of the OfficeMax common shares he owns and that the selling stockholder does not increase the number of OfficeMax common shares owned by him following the date hereof and prior to the merger. The actual number of shares of Boise common stock issued to the selling stockholder and registered for sale under this registration statement will be set forth in a final prospectus to be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

        Certain statements in the prospectus included in this registration statement assume completion of the merger. There can be no assurance, however, that the merger will be completed or, if it is completed, when the closing will occur.

SUBJECT TO COMPLETION DATED AUGUST 29, 2003

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

[                           ] Shares

BOISE CASCADE CORPORATION

Common Stock

        Mr. Michael Feuer, the selling stockholder, may sell from time to time up to [                      ] shares of Boise common stock (and associated common stock purchase rights). The selling stockholder acquired such shares in connection with Boise's acquisition of OfficeMax, Inc., which occurred on [                      ], 2003.

        Boise common stock is listed on the New York Stock Exchange under the symbol "BCC." On August 28, 2003, the last reported sale price of Boise common stock on the New York Stock Exchange was $26.80 per share.

        See "Risk Factors" beginning on page 1 for factors that you should consider before investing in shares of Boise common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                      ], 2003.

i

        As used in this prospectus, the term "Boise" refers to Boise Cascade Corporation and its consolidated subsidiaries.

BOISE CASCADE CORPORATION

Summary of Operations

        Boise is a major distributor of office products and building materials and is an integrated manufacturer and distributor of paper, packaging and wood products. Boise is headquartered in Boise, Idaho, with domestic and international operations. Boise's principal executive offices are located at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728, and its telephone number is (208) 384-6161.

        On [                        ], 2003, Boise acquired OfficeMax through a merger of Challis Corporation, Boise's wholly owned subsidiary, with and into OfficeMax pursuant to the Agreement and Plan of Merger ("merger agreement") dated as of July 13, 2003, among Boise, Challis Corporation and OfficeMax. OfficeMax operates a chain of high-volume office products superstores. As of July 21, 2003, OfficeMax owned and operated 970 superstores in 49 states, Puerto Rico, the U.S. Virgin Islands and, through a majority owned subsidiary, in Mexico.

Additional Information

        Additional information concerning Boise is included in the reports Boise periodically files with the Securities and Exchange Commission ("SEC"). See "Where to Find Additional Information." For more information on the merger with OfficeMax, please see the explanatory note at the beginning of the registration statement of which this prospectus is a part and the preliminary joint proxy statement/prospectus of Boise and OfficeMax dated August 1, 2003, included in the Registration Statement on Form S-4 filed by Boise on August 1, 2003 (Registration Number 333-107588) and any amendments thereto.

RISK FACTORS

Risks Related to Boise's Operations

  Boise's paper and building products businesses are highly cyclical

        Boise's paper and building products businesses are subject to cyclical market pressures. Historical prices for Boise's products have been volatile, and Boise, like other participants in the forest products industry, has limited direct influence over the timing and extent of price changes for its products. Product pricing is significantly affected by the relationship between supply and demand in the forest products industry. Demand for building products is driven mainly by factors outside of Boise's control, such as general economic and political conditions, domestic interest rates, the construction, repair and remodeling and industrial markets, weather and population growth. The supply of building and paper products fluctuates based on available manufacturing capacity, and excess capacity in the industry, both domestically and abroad, can result in significant declines in market prices for those products. Prolonged periods of weak demand or excess supply in any of Boise's businesses could negatively impact its market share, seriously reduce Boise's margins and harm its liquidity, financial condition or results of operations.

  Boise faces intense competition in each of its businesses

        The markets for Boise's products are highly competitive, and companies that have substantially greater financial resources than Boise compete with Boise in each market. Boise's competitors are located worldwide and variations in exchange rates between the U.S. dollar and other currencies affect Boise's competitive position compared to its international competitors. In addition, Boise's businesses are capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of Boise's competitors are currently lower-cost producers in some of the businesses in which Boise operates, and accordingly these competitors may be less adversely affected than Boise is by price declines.

  Boise's operations require substantial capital, and Boise may not have adequate capital resources to provide for all of its cash requirements

        Boise's businesses are highly capital intensive, including Boise's need to incur capital expenditures for expansion or replacement of existing equipment and to comply with environmental laws. Boise currently anticipates that its available cash resources and cash anticipated to be generated from operations will be sufficient to fund its operating needs and capital expenditures for at least the next year. At some point in the future, however, Boise may be required to obtain additional financing to fund capital expenditures. If Boise needs to obtain additional funds, it may not be able to do so on favorable terms, or at all. If any such financing is not available when required or is not available on acceptable terms, Boise may not be able to fund necessary capital expenditures which may have a material adverse effect on its business, financial condition or results of operations.

  Boise's results of operations may be harmed by increases in wood fiber costs

        The percentage of Boise's wood fiber requirements obtained from its timberlands will fluctuate based on a variety of factors, including changes in its timber harvest levels and changes in its manufacturing capacity. Boise's timberlands provided approximately 43% of its requirements over the past five calendar years. The cost of various types of wood fiber that Boise purchases in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of Boise's products have not always increased in response to wood fiber price increases. On occasion, Boise's results of operations have been and may in the future be seriously harmed if Boise is unable to pass wood fiber price increases through to its customers.

  Boise is subject to significant environmental regulation and environmental compliance expenditures

        Boise's businesses are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species. Compliance with these laws and regulations is a significant factor in Boise's business. Boise, as well as its domestic competitors, is expected to and will continue to incur significant capital and operating expenditures to maintain compliance with applicable environmental laws and regulations. Boise's failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. As an owner and operator of real estate, Boise may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from its properties. Liability under these laws may be imposed without regard to whether Boise knew of, or was responsible for, the presence of such substances on its property, and, in some cases, may not be limited to the value of the property.

        Boise believes that its facilities are currently in substantial compliance with applicable environmental laws and regulations. Boise cannot give assurance, however, that situations which will give rise to material environmental liabilities will not be discovered or that the enactment of new environmental laws or regulations or changes in existing laws or regulations will not require significant expenditures. There can be no assurance that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures.

  Boise does not maintain insurance for losses to its standing timber from natural disasters or other causes

        The volume and value of timber that can be harvested from Boise's lands may be limited by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, flooding and other weather conditions and other causes. As is typical in the industry, Boise does not maintain insurance for any loss to its standing timber from natural disasters or other causes.

  Boise's business and financial performance may be harmed by labor disruptions

        As of June 30, 2003, approximately 6,978 employees, or 29% of Boise's workforce, were covered under collective bargaining agreements. As a result, there is a risk of work stoppage due to strikes or walkouts. Any significant work stoppage could have a material adverse effect on Boise's business, financial condition or results of operations.

  Boise's operations may be impacted by decreases in the availability of public timber

        Over the past several years, the amount of timber available for commercial harvest from public lands in the United States has declined significantly due to environmental litigation and changes in government policy. In 2001, Boise closed its plywood and lumber operations in Emmett, Idaho and its sawmill in Cascade, Idaho, due to the significant decline in federal timber offered for sale. Further constraints on timber supply, both on public and private lands, that would affect Boise's remaining facilities may be imposed in the future. As a result, Boise cannot accurately predict future log supply and costs. Additional curtailments or closures of Boise's wood products manufacturing facilities are possible.

Additional Risks Related to Boise's Operations Following the Acquisition of OfficeMax

        As of [                        ], 2003, OfficeMax is Boise's largest subsidiary. Accordingly, Boise faces the following additional risks in connection with the operations of OfficeMax:

  The office products industry is highly competitive

        The domestic and international office products industries, which include superstore chains, "e-tailers" and numerous other competitors, are highly competitive. Businesses in the office products industry compete on the basis of pricing, product selection, convenience, customer service and ancillary business offerings.

        As a result of consolidation in the office products superstore industry, OfficeMax currently has only two direct domestic superstore-type competitors, Office Depot and Staples, which are similar to OfficeMax in terms of store format, pricing strategy and product selection. OfficeMax's other competitors include traditional office products retailers and direct mail operators. During recent years, OfficeMax has experienced increased competition from computer and electronics superstore retailers, mass merchandisers, Internet merchandisers and wholesale clubs. In particular, mass merchandisers like Wal-Mart and wholesale clubs have increased their assortment of office products in order to attract home office customers and individual consumers. Further, various other retailers that have not historically competed with OfficeMax, such as drug stores and grocery chains, have begun carrying at least a limited assortment of paper products and other basic office supplies. This trend towards a proliferation of retailers offering a limited assortment of office supplies is expected to continue. OfficeMax may be subject to increasing competition from Internet merchandisers that have minimal barriers to entry. These competitors include traditional retailers that sell through the Internet, Internet sites that target the small business market with a full line of business products or service offerings and Internet sites that sell or resell office products and business services. It is also anticipated that OfficeMax will face increasing competition from its office supply superstore competitors in the print-for-pay business, which has historically been a key differentiator for OfficeMax and such increased competition could adversely affect OfficeMax's results of operation and profit margins.

        Some of OfficeMax's competitors may have greater financial resources and distribution capabilities than OfficeMax. There can be no assurance that increased competition will not have an adverse effect on OfficeMax's financial position or the results of its operations.

  OfficeMax's business is seasonal

        OfficeMax's business is seasonal with sales and operating income generally higher in its third and fourth fiscal quarters, which include the back-to-school period and the holiday selling season, respectively, followed by the traditional new year office supply restocking month of January. Sales in OfficeMax's second quarter's summer months are historically the slowest of the year primarily because of lower office supply consumption during the summer period, as people spend more time on outdoor activities and vacations.

  OfficeMax's quarterly operating results have fluctuated significantly in the past and may continue to do so in the future

        Fluctuations in OfficeMax's quarterly operating results have occurred in the past and may occur in the future. There are a number of factors that have contributed to these quarter-to-quarter fluctuations and may continue to contribute to such fluctuations in the future, including:

  •
  new store openings and their related pre-opening expenses;

  •
  the extent to which new stores are less profitable as they commence operations;

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  the effect new stores have on the sales of existing stores in more mature markets;

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  the pricing activity of competitors in OfficeMax's markets;

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  changes in OfficeMax's product pricing, product selection and quality and customer service;

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  increases and decreases in advertising and promotional expenses; and

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  effects of seasonality and the acquisition of contract stationers and stores of competitors.

        In order to achieve and maintain expected profitability levels, OfficeMax must continue to grow its business while maintaining the product pricing, product selection and quality and customer service necessary to retain existing customers. OfficeMax's failure to continue to maintain these factors could put it at a competitive disadvantage relative to competitors.

Risks Related to the Merger of Boise's Subsidiary with OfficeMax

  Successful integration of OfficeMax is not assured

        Integrating and coordinating the operations and personnel of Boise and OfficeMax will involve complex operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of either or both companies and may not result in the full benefits expected by Boise. The difficulties, costs and delays that could be encountered include:

  •
  unanticipated issues in integrating information, communications and other systems;

  •
  negative impacts on employee morale and performance as a result of job changes and reassignments;

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  difficulties attracting and retaining key personnel;

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  loss of customers;

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  unanticipated incompatibility of systems, procedures and operating methods; and

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  unanticipated costs of terminating or relocating facilities and operations.

  Boise will have more indebtedness after the merger

        Boise's outstanding debt has increased as a result of the merger, which means that demands on Boise's cash resources have increased. The increased demand for cash resources could have important effects on an investment in Boise common stock. For example, the increased levels of indebtedness could, among other things:

  •
  adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

  •
  reduce funds available for capital investment;

  •
  create competitive disadvantages compared to other companies with lower debt levels; and

  •
  prevent the payment of dividends if the increased amount of debt causes Boise to breach covenants within its debt instruments.

FORWARD-LOOKING STATEMENTS

        Certain statements and assumptions in this prospectus or in the documents incorporated by reference into this prospectus contain or are based on "forward-looking" information and involve risks and uncertainties. Boise believes that such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information includes, among other things, statements with respect to Boise's financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management and other matters. These statements are subject to numerous assumptions and uncertainties, many of which are outside of Boise's control. These include Boise's ability to successfully integrate the operations of OfficeMax and assumptions with respect to future revenues, expected operating performance and cash flows.

        Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others:

  •
  The challenges of integration and restructuring associated with the merger;

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  The challenges of achieving anticipated synergies;

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  The activity of competitors and the impact of such activity on production capacity and customer demand across pulp, paper and wood products markets and the office products market;

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  Changes in general economic conditions, including the levels of interest rates and housing starts;

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  Changes in foreign economies and competition, which tend to affect the level of imports and exports of paper and wood products;

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  Market demand for products, which may be tied to the relative strength of various business segments;

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  The performance of manufacturing operations and the amount of capital required to maintain these operations;

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  Changes in the banking and capital markets, which can affect the cost of financing activities;

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  Variations in the performance of the financial markets;

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  The effect of various product liability, consumer, environmental and other litigation, that arise from time to time in the ordinary course of business;

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  The effect of forestry, land use, environmental and other governmental laws and regulations, and the impact of these regulations on cost structure;

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  Changes in the price or availability of raw materials, including energy and wood fiber;

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  Acts of war or terrorist activities;

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  The timing and success of the evaluation of strategic alternatives for Boise's paper and building products businesses;

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  Fires, floods and other catastrophic events and natural disasters; and

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  Other economic, political and technological risks and uncertainties and other risk factors set out under "Risk Factors" in this prospectus and in Boise's filings from time to time with the SEC, including, without limitation, Boise's reports on Form 10-K and Form 10-Q.

        Words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "hopes," "targets" or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. Boise undertakes no obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

        Boise will not receive any proceeds from the sale by the selling stockholder of Boise common stock covered by this prospectus.

SELLING STOCKHOLDER

        The shares of Boise common stock offered under this prospectus were issued to the selling stockholder on the effective date of the merger with OfficeMax. The selling stockholder may resell all, a portion or none of his shares of Boise common stock pursuant to this prospectus. Because the selling stockholder may sell all, a portion or none of his shares of Boise common stock pursuant to this prospectus, and since this offering is not being underwritten on a firm commitment basis, Boise cannot estimate the number and percentage of shares of Boise common stock that the selling stockholder will hold at the end of any particular offering of Boise common stock covered by this prospectus. See "Plan of Distribution."

Selling Stockholder	Number of shares of Boise common stock beneficially owned	Number of shares of Boise common stock beneficially owned that may be sold hereunder(1)	Number of shares of Boise common stock owned beneficially after the sale hereunder
Michael Feuer	[ ]	[ ]	—

(1)
This prospectus will also cover any additional shares of Boise common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock split, stock dividend, merger, consolidation, recapitalization or similar event.

        In connection with the merger, Boise and the selling stockholder entered into a shareholder agreement, a registration rights agreement and a consulting agreement. In addition, the selling stockholder is party to an employment agreement with OfficeMax.

        Pursuant to the shareholder agreement, the selling stockholder granted Boise an irrevocable proxy to vote all OfficeMax common shares owned by him in favor of the approval and adoption of the merger agreement.

        Under the registration rights agreement, Boise agreed to use its reasonable best efforts to keep a registration statement effective until the earlier of such time as the shares of Boise common stock issued to the selling stockholder (the "covered securities") cease to be "registerable securities" or one year from the closing date of the merger. The covered securities will cease to be "registerable securities" when they: (i) are sold pursuant to an effective registration statement; (ii) are sold pursuant to Rule 144 or Rule 145 (or, in either case, any successor provision) under the Securities Act of 1933, as amended ("Securities Act"); or (iii) have ceased to be outstanding.

        The term of the consulting agreement between Boise and the selling stockholder commences when and if the selling stockholder's employment with OfficeMax is terminated following the merger for any reason other than as a result of the selling stockholder's death or "permanent disability" or for "cause," as these terms are defined in the selling stockholder's employment agreement with OfficeMax. Boise will retain the selling stockholder as a consultant for five years following such termination for a consulting fee of $1,000,000 per year, payable in equal monthly installments during the consulting term. Under the consulting agreement, the selling stockholder will provide Boise and its subsidiaries, including OfficeMax, business consultation and advice relating to the retail marketing and office products industries. During the first six months of the consulting term, the selling stockholder will provide a minimum of 80 hours per month of consulting services, and during the remaining portion of the consulting term, the selling stockholder will provide a minimum of 20 hours per month of services, in each case as requested by Boise. After the first six months, either Boise or the selling stockholder may terminate the consulting agreement. If the consulting agreement is terminated, or if the selling stockholder dies or becomes permanently disabled during the consulting term, any unpaid portion of the aggregate consulting fee will be paid by Boise to the selling stockholder or his estate within 30 days after such event. The payments to be made to the selling stockholder under the consulting agreement are in addition to any payments and benefits to be received by the selling stockholder under his employment agreement with OfficeMax.

        The selling stockholder is party to an employment agreement with OfficeMax under which he is entitled to severance benefits if (i) he terminates his employment for any reason within 90 days following a "change in control" of OfficeMax or (ii) within two years following a change in control of OfficeMax he is terminated without "cause" or he terminates his employment for "good reason" (as defined in his employment agreement). If the selling stockholder's employment terminates as described above, he would receive cash severance benefits (including a retention bonus for fiscal year 2003) of approximately $10,490,000. The selling stockholder is entitled to an additional gross-up payment to compensate him for the amount of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code on payments made under his employment agreement or otherwise and for any taxes imposed on this additional payment. The merger will constitute a "change in control" under the selling stockholder's employment agreement.

        The selling stockholder is eligible to participate in a retention program covering OfficeMax executive officers. Under this program, the selling stockholder is guaranteed to receive payment of his annual bonus for OfficeMax's 2003 fiscal year ($1,290,000) if (i) he is employed by OfficeMax (or its affiliates) on or about the date the bonus for fiscal year 2003 is paid (which is expected to be on or about April 15, 2004) or (ii) he is terminated by OfficeMax without "cause" (as defined in the retention program) or he terminates his employment for "good reason" (as defined in his employment agreement) prior to that date.

        From August 1, 2003 through the closing of the merger, the selling stockholder has exercised [        ] options to purchase OfficeMax common shares, sold [        ] OfficeMax common shares and donated [        ] OfficeMax common shares to charity. For more information on these transactions, please see the selling stockholder's filings with the SEC on Form 4. In connection with the merger and pursuant to the terms of the merger agreement, the selling stockholder also received $[        ] in cash in exchange for [        ] options to purchase OfficeMax common shares with a weighted average exercise price of $[        ] per share granted under OfficeMax's Amended and Restated Equity-Based Award Plan and other option programs that were outstanding immediately prior to the completion of the merger.

PLAN OF DISTRIBUTION

        The Boise common stock covered by this prospectus may be offered, sold, or distributed from time to time by the selling stockholder or by his donees, pledgees, transferees or other successors-in-interest.

        The selling stockholder may, from time to time, sell any or all of his shares of Boise common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares may be sold directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling stockholder will act independently of Boise in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer.

        The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in one or more transactions, which may involve crosses or block transactions, including:

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  on the New York Stock Exchange;

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  in the over-the-counter market;

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  in transactions other than on the New York Stock Exchange or in the over-the-counter market;

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  through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options or other exchange or otherwise;

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  through the settlement of short sales; or

  •
  any combination of the foregoing.

        In connection with the sale of shares, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholder may also sell the shares short and deliver these shares to close out his short positions, or loan or pledge the shares to broker-dealers or other financial institutions that in turn may sell these shares. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

        The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A selling stockholder who is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder has advised Boise that he has not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of his shares. The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of Boise common stock by the selling stockholder and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of shares of Boise common stock to engage in market-making activities with respect to the shares of Boise common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of shares of Boise common stock and the ability of any person or entity to engage in market-making activities with respect to shares of Boise common stock.

        To the extent required, the shares to be sold, the names of the persons selling the shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Boise is required to pay all fees and expenses incident to the registration of the shares. If the shares of Boise common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts and commissions and any agent's commissions. Boise has agreed to indemnify the selling stockholder against certain claims, losses, damages and liabilities (or actions or proceedings in respect thereof) arising in connection with this registration statement, including this prospectus, and any supplement or amendment hereto. The selling stockholder has similarly agreed to indemnify Boise for certain claims, losses, damages and liabilities (or actions or proceedings in respect thereof) with respect to written information furnished to Boise by the selling stockholder for inclusion in this prospectus and in the registration statement, and any supplement or amendment thereto.

EXPERTS

        The consolidated financial statements of Boise as of December 31, 2002, and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement from Boise's Annual Report on Form 10-K for the year ended December 31, 2002, in reliance upon the report of KPMG LLP, independent auditors, also incorporated by reference in this prospectus and in the registration statement, and upon the authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 effective January 1, 2002.

        The consolidated financial statements of Boise as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, also incorporated by reference in this prospectus and in this registration statement, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002. These financial statements are incorporated by reference in reliance upon the authority of that firm, at that time, as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

        Boise files annual, quarterly and special reports, proxy statements and other information with the SEC. Individuals may read and copy materials Boise has filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Copies of this information may also be obtained by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxy statements and other information about issuers like Boise who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Boise filed a registration statement on Form S-3 with the SEC under the Securities Act to register the Boise common stock that may be offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement. Copies of the Form S-3, and any amendments thereto, may be obtained in the manner described above.

        The SEC allows Boise to incorporate by reference into this prospectus information Boise files with the SEC, which means that Boise may disclose important information in this prospectus by reference to the document that contains the information. Boise does not incorporate the contents of its website into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information contained in this prospectus.

        Boise incorporates by reference the documents listed below and any future filings Boise makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of securities covered by this prospectus is completed:

  •
  Boise's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 4, 2003;

  •
  Boise's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, as filed on May 13, 2003, and for the quarter ended June 30, 2003, as filed on August 12, 2003;

  •
  Boise's Current Report on Form 8-K, as filed on July 14, 2003;

  •
  the description of Boise common stock purchase rights contained in Boise's registration statement on Form 8-A, filed by Boise on November 25, 1998, and any amendment or report filed with the SEC relating to Boise's rights agreement.

        Documents filed by Boise and incorporated by reference into this prospectus are available without charge on the Internet at www.bc.com, under the Investor Relations section, or by contacting Boise's Corporate Communications Department by phone at (208) 384-7990, by e-mail at investor@bc.com or by mail at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728.

        Boise has not authorized anyone to provide information that is different from the information contained in, attached to, or incorporated by reference into, this prospectus. This prospectus is dated [             ], 2003. Recipients of this prospectus should not assume that the information contained in this document is accurate as of any other date than that date, and the delivery of this prospectus to purchasers of Boise common stock offered hereby shall not create any implication to the contrary.

        All documents filed by Boise pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date this registration statement is filed with the SEC and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        Boise's estimated expenses in connection with the issuance and distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee	$4,092
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$10,000
Printing and Engraving Expenses	$20,000
Miscellaneous	$408

Total	$44,500

        All of the above items except the registration fee are estimates.

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Boise's restated certificate of incorporation and bylaws provide that it shall indemnify, to the fullest extent permitted or authorized by Delaware law, Boise's directors, officers and employees (and each person who serves at the request of the corporation as a director, officer or employee of another corporation or other enterprise) and the heirs, executors, administrators and estates of any such person against any expenses, judgments, fines and settlement amounts actually and reasonably incurred by them which arise out of their status as directors, officers or employees, provided that Boise shall not indemnify any director or officer if Boise's board of directors, acting reasonably and in good faith, makes a determination that the person has not acted in good faith and in a manner he or she reasonably believed to have been in, or not opposed to, the best interests of the company.

        Boise has also entered into agreements with each director to indemnify him or her to the fullest extent permitted by Delaware law.

        Boise's directors and officers are insured, under insurance policies maintained by Boise (subject to the limitations of the policies), against expenses incurred in the defense of actions, suits or proceedings and liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.    Exhibits

Exhibits:

2	Agreement and Plan of Merger dated as of July 13, 2003, among Boise Cascade Corporation, Challis Corporation and OfficeMax, Inc.(1)
4.1	Trust Indenture between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, Trustee, dated October 1, 1985, as amended(2)
4.2	Revolving Credit Agreement—$560,000,000, dated as of March 28, 2002(3)
4.3	Renewed Rights Agreement, dated as of September 25, 1997(4)
4.4	Purchase Contract Agreement between Boise Cascade Corporation and BNY Western Trust Company, as purchase contract agent, dated December 5, 2001(5)
4.5
Amended and Restated Declaration of Trust of Boise Cascade Trust I among Boise Cascade Corporation, as depositor, BNY Western Trust Company, as property trustee, and The Bank of New York (Delaware), as Delaware trustee, dated December 5, 2001(5)
4.6	Guarantee Agreement between the Boise Cascade Corporation, as guarantor, and BNY Western Trust Company, as guarantee trustee, dated December 5, 2001(5)
4.7
Pledge Agreement between Boise Cascade Corporation, JPMorgan Chase Bank, as collateral agent, custodial agent and securities intermediary, and BNY Western Trust Company, as purchase contract agent, dated December 5, 2001(5)
5	Opinion of John W. Holleran regarding the validity of the securities being registered, dated [ ] , 2003 (including consent)**
23.1	Consent of KPMG LLP*
23.2	Consent of John W. Holleran (contained in Exhibit 5 opinion)**
24	Power of attorney (included on signature page)*
99.1	Shareholder Agreement, dated as of July 13, 2003, between Boise Cascade Corporation and Michael Feuer(6)
99.2	Registration Rights Agreement, dated as of July 13, 2003, between Boise Cascade Corporation and Michael Feuer(6)
99.3	Consulting Agreement, dated as of July 13, 2003, between Michael Feuer and Boise Cascade Corporation(7)

*
Filed with this Form S-3

**
To be filed by amendment

(1)
Exhibit 2 was filed under the same exhibit number in Boise's Current Report on Form 8-K filed on July 14, 2003, and is incorporated by reference. Boise's SEC File Number under the Exchange Act is 1-5057.

(2)
The Trust Indenture between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, Trustee, dated October 1, 1985, as amended, was filed as Exhibit 4 in the Registration Statement on Form S-3 (Registration Number 33-5673), filed May 13, 1986. The First Supplemental Indenture, dated December 20, 1989, to the Trust Indenture between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, Trustee, dated October 1, 1985, was filed as Exhibit 4.2 in the Pre-Effective Amendment No. 1 to the

  Registration Statement on Form S-3 (Registration Number 33-32584), filed December 20, 1989. The Second Supplemental Indenture, dated August 1, 1990, to the Trust Indenture was filed as Exhibit 4.1 in Boise's Current Report on Form 8-K filed on August 10, 1990. The Third Supplemental Indenture, dated December 5, 2001, between Boise Cascade Corporation and BNY Western Trust Company, as trustee, to the Trust Indenture dated as of October 1, 1985, between Boise Cascade Corporation and U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York) was filed as Exhibit 99.2 in Boise's Current Report on Form 8-K filed on December 10, 2001. Each of the documents referenced in this footnote is incorporated by reference.

(3)
Exhibit 4.2 was filed as Exhibit 4 in Boise's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and is incorporated by reference.

(4)
Exhibit 4.3 was filed as Exhibit 4.2 in Boise's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and is incorporated by reference.

(5)
Exhibits 4.4, 4.5, 4.6 and 4.7 were filed as exhibits 99.4, 99.7, 99.9, and 99.10, respectively, in Boise's Current Report on Form 8-K filed on December 10, 2001, and are incorporated by reference.

(6)
Exhibits 99.1 and 99.2 were filed as exhibits 99.3 and 99.4, respectively, in OfficeMax's Current Report on Form 8-K filed on July 14, 2003 (SEC File Number 1-13380), and are incorporated by reference.

(7)
Exhibit 99.3 was filed as exhibit 99.11 in Boise's Registration Statement on Form S-4 (Registration Number 333-107588) filed on August 1, 2003, and is incorporated by reference.

Item 17.    Undertakings

  (a)
  The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that the undertaking set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise City, State of Idaho, on this 29th day of August, 2003.

BOISE CASCADE CORPORATION
By:	/s/ George J. Harad George J. Harad Chairman of the Board and Chief Executive Officer

        Each person whose signature appears below appoints George J. Harad and John W. Holleran, and each of them severally, acting alone and without the other, their true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the SEC, together with any exhibits and any other documents, any and all amendments (including post-effective amendments) to this registration statement on Form S-3 necessary or advisable to enable Boise to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities indicated on August 29, 2003.

Signature	Title

Principal Executive Officer:
/s/ George J. Harad George J. Harad	Chairman of the Board and Chief Executive Officer
Principal Financial Officer:
/s/ Theodore Crumley Theodore Crumley	Senior Vice President and Chief Financial Officer
Principal Accounting Officer:
/s/ Thomas E. Carlile Thomas E. Carlile	Vice President and Controller

A Majority of the Directors
/s/ George J. Harad George J. Harad	Director
/s/ Claire S. Farley Claire S. Farley	Director
/s/ Rakesh Gangwal Rakesh Gangwal	Director
/s/ Richard R. Goodmanson Richard R. Goodmanson	Director
/s/ Edward E. Hagenlocker Edward E. Hagenlocker	Director
/s/ Donald S. Macdonald Donald S. Macdonald	Director
/s/ Gary G. Michael Gary G. Michael	Director
/s/ A. William Reynolds A. William Reynolds	Director
/s/ Francesca Ruiz de Luzuriaga Francesca Ruiz de Luzuriaga	Director
/s/ Jane E. Shaw Jane E. Shaw	Director
/s/ Frank A. Shrontz Frank A. Shrontz	Director
/s/ Carolyn M. Ticknor Carolyn M. Ticknor	Director
/s/ Ward W. Woods, Jr. Ward W. Woods, Jr.	Director

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EXPLANATORY STATEMENT
TABLE OF CONTENTS
BOISE CASCADE CORPORATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
EXPERTS
WHERE TO FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES